Exhibit 10.55
ASYST TECHNOLOGIES, INC.
September 11, 2007
Dear Mr. Lowe
     This letter is to confirm the termination of your employment with Asyst Technologies, Inc., or any of its direct and indirect subsidiary and affiliated entities (together, the “Company”). To ensure that there are no ambiguities, this letter first explains in detail both your rights and obligations and those of the Company upon termination of your employment. If, in exchange for a release, you wish to accept additional benefits to which you would otherwise not be entitled, indicate your agreement by signing, dating and returning the enclosed Release Agreement to me by September 14, 2007.
     Your position and responsibilities as Senior Vice President, Global Customer Solutions Group shall terminate as of September 14, 2007, and your employment with the Company will end effective October 1, 2007. Thereafter, you will no longer be an employee of the Company. You will be paid all earned and unpaid salary together with any accrued and unused PTO pay, less deductions required or permitted by law in your final paycheck on October 1, 2007.
     Your coverage under the Company group health and benefit plans will end on October 1, 2007. However, you will have the opportunity to exercise your option to continue the benefits under the Company group health plans under COBRA after that date. You will be provided a benefits packet containing information on your COBRA rights and conversion to a direct pay plan. Please call the Company’s Human Resources Administrator if you have any questions about COBRA conversion. Additionally, please keep Human Resources informed of any address changes in case we need to mail you future W-2’s and other correspondences to your attention.
     Your obligations under the Confidential Information and Inventions Assignment Agreement or similar agreement remain in effect. We have enclosed a copy of this agreement as Attachment 1 for your reference. You will also be required to sign a copy of Asyst’s Termination Certificate as of your last day of employment, also included in Attachment 1.
     In addition to the foregoing to which you are entitled, Asyst is prepared to offer you additional benefits to which you would otherwise not be entitled in exchange for an agreement to release all claims known or unknown against the Company and its affiliates. If you wish to accept such additional benefits in exchange for your release, your signature on the enclosed Release Agreement will reflect your agreement. Before signing the Release Agreement, which is set forth below, you are advised to consult an attorney. Please also note that even if you do sign the Release Agreement, you may change your mind and revoke your Release Agreement and forego the additional benefits, provided you notify me in writing within seven (7) days of your signing that you no longer want the additional benefits described below.

/s/ Steve Debenham
Steve Debenham
VP, General Counsel and Secretary

     Encl.

RELEASE AGREEMENT
     This Release Agreement (“Release”) is intended to constitute a binding agreement between you, Alan S. Lowe (“Employee”), and Asyst Technologies, Inc., on behalf of its direct and indirect subsidiary and affiliated entities (“Asyst” or the “Company”). Please review the terms carefully. By signing below, you are agreeing to release all claims against Asyst in return for the benefits provided herein. We advise you to consult with an attorney concerning its terms and obligations, and the specific effect on your legal rights. This Release is deemed effective eight (8) days after your signature on this Release (the “Effective Date”).
     1. As of September 14, 2007, your position and responsibilities as Senior Vice President, Global Customer Solutions Group, shall terminate. You will be paid your current base salary and continue to accrue PTO pay through September 14, 2007.
     2. Upon and in consideration of your acceptance, execution and continued observance of the terms and conditions of this Release, Asyst agrees to provide you with the following additional benefits to which you are not otherwise entitled unless you sign and do not timely revoke this Release:
          (a) For the period from September 14, 2007 until September 30, 2007 (the “Transition Period”), you shall remain an employee of Asyst, subject to the terms and conditions of this Release. Effective September 30, 2007, your employment with Asyst shall automatically terminate (the “Employment Termination Date”). You understand you have no recall rights;
          (b) During the Transition period, you shall be relieved of your day-to-day responsibilities as an Asyst employee, but shall be reasonably available to provide transition assistance to Asyst, by either e-mail or phone, as reasonably requested coordinated by Asyst’s C.E.O., including any successor, and/or for such related or other projects as may be reasonably requested by the Company;
          (c) During the Transition Period, you shall continue to be paid your current base salary (less payroll and other deductions and withholdings); however, during the Transition Period you shall not accrue any further PTO or be eligible to participate in any Asyst compensation, bonus or equity programs (including executive and MBO, profit sharing, 401K matching or ESPP programs);
          (d) Your current medical, health and insurance benefits shall continue, at Asyst’s expense, during the Transition Period but will automatically terminate as of the Employment Termination Date; and
          (e) During the Transition Period, you shall be allowed to accept and commence employment with another employer; provided, however, that (x) the principle business of any such employer not compete directly with Asyst in the business of semiconductor capital equipment and automated material handling systems, and (y) such employment not unreasonably conflict during the Transition Period with your obligations under subsection (b), above, and elsewhere under this Agreement.
     3. During the Transition Period, you will be entitled to reimbursement of reasonable business expenses actually incurred in relation to any transition assistance you may be requested to provide. Such expenses, including any travel, meals or cell phone usage, shall be submitted, reviewed and reimbursed pursuant to Asyst’s standard travel, expense and reimbursement policies and procedures. Any use of credit or telephone cards, cellular phones, pagers, laptop computers, PDAs, and other materials or equipment provided to you by or through Asyst will not be authorized beyond your Employment Termination Date, and any expenses whatsoever incurred after the Employment termination Date will not be eligible for reimbursement.
     4. Asyst will make reasonable efforts to provide you with voice mail access during the Transition Period; however, normal telephone and all e-mail access shall be terminated as of September 14, 2007.
     5. You shall only have the right to be paid your earned base salary through that Employment Termination Date, but shall not be entitled or eligible to receive (or be deemed to have earned) any additional compensation or accrued benefits (except to the extent expressly provided in this Release Agreement). You understand that, except as provided herein, you will not be entitled to any additional payments, severance, bonus or commission payments or other benefits from Asyst associated with any claimed work or right to work beyond the Employment Termination Date. In addition, to the extent that your accrued PTO balance is negative as of the Employment Termination Date, you hereby agree, and direct and authorize Asyst to deduct appropriate amounts in lieu of this negative accrued PTO balance from any final pay or payment due you in conjunction with your employment or termination of your employment.
     6. You and Asyst agree that this Release is contractual in nature and not a mere recital, and that this Release shall be interpreted as though drafted jointly by the Employee and Asyst.
     7. Unless to the extent expressly otherwise provided for in this Agreement, in conjunction with your execution of this Release, if you have existing stock options or grants they will continue to vest through September 30, 2007; however, your vesting shall cease automatically as of that date and all such vesting shall be subject to the original terms and conditions of your option grant and the Asyst stock option plan from which the grant issued. Unless to the extent expressly otherwise provided for in this Agreement, in conjunction with your execution of this Release, nothing herein shall operate to continue vesting, extend the original term of the options granted to you or abridge Asyst’s rights to cancel options or repurchase shares, as provided in such option or stock grant or the Asyst stock option plan from which the grant issued. Please refer to the plan terms and conditions. Additional information regarding stock options is available. Contact Stock Administration at 510-661-5208 for additional information.
     8. During the course of your employment with Asyst, you have had access to or have had possession of confidential and proprietary information or materials of Asyst (including, but not limited to, technical information, business plans, client, supplier and employee information, telephone records or lists, and non-public financial information). You acknowledge and understand that all such information or material constitutes confidential information of Asyst and/or its customers and affiliates; you agree that you shall not retain and that you must return to Asyst all originals and copies of such material. You further agree that you shall not use, disclose or divulge any such material or other confidential or trade secret information of Asyst, its customers or affiliates to any third party company, individual or institution without the direct written authorization of Asyst’s C.E.O., and that your confidentiality obligations to Asyst are continuing into the future regardless of termination of your employment. You further understand and agree that your compliance with the terms, conditions and commitments set forth in the Termination Certificate, as well as in other agreements you may have with the Company, is a material aspect of the Company’s agreement to provide any severance or benefits you may receive in conjunction with termination of your employment.

     9. In consideration of these additional benefits, you, on behalf of your heirs, spouse and assigns, hereby completely release and forever discharge Asyst, its past and present parent companies, subsidiaries, affiliates, and each of their past and present agents, officers, directors, shareholders, employees, attorneys, insurers, successors and assigns (collectively referred to as “Released Parties”) from any and all claims, of any and every kind, nature and character, known or unknown, foreseen or unforeseen, based on any act or omission occurring prior to the date of your signing this Release, including but not limited to any claims arising out of your offer of employment, your employment or termination of your employment with Asyst, or your right to purchase, or actual purchase of shares of stock of the Company. The matters released include, but are not limited to, any claims under federal, state or local laws, including but not limited to claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”) as amended by the Older Workers’ Benefit Protection Act (“OWBPA”), and any common law tort, contract or statutory claims, and any claims for attorneys’ fees and costs.
     10. You understand and agree that this Release extinguishes all claims, whether known or unknown, foreseen or unforeseen, except for those claims not released as expressly described below. You expressly waive any rights or benefits under Section 1542 of the California Civil Code, or any equivalent statute. California Civil Code Section 1542 provides as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
You fully understand that, if any fact with respect to any matter covered by this Release is found hereafter to be other than or different from the facts now believed by you to be true, you expressly accept and assume that this Release shall be and remain effective, notwithstanding such difference in the facts.
     11. The only claims not released through this Release are any claims that cannot be released by law such as claims for unemployment insurance benefits, workers’ compensation benefits, and claims relating to the validity of this Release under the ADEA as amended by the OWBPA. You also understand that you may be a witness or provide information to governmental agencies related to your employment, as allowed by law.
     12. You understand, represent and agree that:
(a)	You are 40 years of age or over;

(b)	You have had 45 days to consider this Release and to consult an attorney or other advisor before signing this Release;

(c)	You have read this Release in full and understand all of the terms and conditions set forth herein;

(d)	You knowingly and voluntarily agree to all of the terms and conditions set forth herein and intend to be legally bound by them;

(e)	The Company has informed you in writing to consult an attorney before signing this Release, if you wish;

(f)	You may revoke this Release under the ADEA as amended by the OWBPA and only if you do so within seven (7) days after signing it (in which case you will forfeit in full and agree immediately to refund, return to and reimburse Asyst any and all benefits provided to you under Paragraph 11, above if already paid); and

(g)	This Release will not become effective or enforceable with respect to claims arising under the ADEA, as amended by the OWBPA, until seven (7) days after you have signed it.
     13. You represent that you have not filed any complaints, claims, grievances or actions against any Released Parties in any state, federal or local court or agency, other than for workers’ compensation benefits, unemployment insurance benefits or otherwise not subject by law to your waiver or releases herein.
     14. You agree that you will not disclose voluntarily or allow anyone else to disclose either the existence, reason for or contents of this Release without the Company’s prior written consent, unless required to do so by law. Notwithstanding this provision, you are authorized to be a witness or provide information to governmental agencies related to your employment, as allowed by law. You also are authorized to disclose this Release to your spouse, attorneys and tax advisors on a “need to know” basis, on the condition that they agree to hold the terms of the Release, including all payments, in strictest confidence. You are further authorized to make appropriate disclosures as required by law, provided that you notify the Company in writing of such legal obligations to disclose at least five (5) business days in advance of disclosure. You further agree to pay the Company $1,000 per occurrence and to indemnify and hold harmless the Company for and against any and all costs, losses or liability, whatsoever, including reasonable attorney’s fees, caused by you breach of the non-disclosure provisions.
     15. The parties agree that this Release shall be binding upon their successors and assignees. Each represents that it has not transferred to any person or entity any of the rights released or transferred through this Release. If a court of competent jurisdiction declares or determines that any provision of this Release is invalid, illegal or unenforceable, the invalid, illegal or unenforceable provision(s) shall be deemed not a part of this Release, but the remaining provisions shall continue in full force and effect.
     16. Each party agrees that any differences, disputes or controversies between us arising from this Release, and rights or obligations hereunder, or any liabilities asserted or arising from your employment or its termination, shall be exclusively submitted to binding arbitration before an independent and qualified arbitrator with the American Arbitration Association under the Employment Arbitration Rules then in effect. Arbitration shall be the exclusive forum for any dispute, claim or cause for disputes covered by this paragraph and the decision and award by the arbitrator shall be final, binding upon and non-appealable by the parties, except as allowed by law, and may be enforced by any state or federal court having jurisdiction. We each, to the fullest extent permitted by law, waive any right or expectation against the other to trial or adjudication by a jury of any claim, cause or action arising hereunder, or the rights, duties or liabilities created thereby.
     Notwithstanding the above, we agree that each party, upon breach or threatened breach of Paragraphs 10 and 21 of this Release, or claims relating to trade-secrets and proprietary information, are excluded from this paragraph, and for which either party may seek all necessary and proper relief, including, but not limited to, specific performance, from a court of competent jurisdiction.

     17. The laws of the State of California shall govern the construction and enforcement of this Release, and any rights, obligations or liabilities hereunder, without regard to conflicts of laws considerations.
     18. You further agree that for a period of six (6) months after the termination of your employment with the Company, you shall not induce or attempt to induce any employee, agent or consultant of the Company to terminate his or her association with the Company. The Company and you agree that the provisions of this paragraph contain restrictions that are not greater than necessary to protect the interests of the Company.
     19. To accept this Release, please sign and date this Release and return the original executed document to Human Resources, Asyst Technologies, Inc., 46897 Bayside Parkway, Fremont, California 94538, no later than October 29, 2007.
     20. If you do not return a copy of the executed Release by that date, the offer of the benefits described in Paragraph 2 and elsewhere of this Release will be automatically deemed revoked.
     21. You understand that this Release constitutes the entire agreement between you and the Company with respect to any matters referred to in this Release. This Release supersedes any and all of the other agreements between you and Asyst, including any offer letter, change of control agreement or other agreement, except for the Confidential Information and Inventions Assignment Agreement and your Agreement to Arbitrate or similar agreements that you may have executed previously in conjunction with your employment with Asyst, as well as the accompanying Termination Certificate, which terms and conditions are incorporated herein by this reference and made a material part of this Release, attached hereto as Attachment 1, which remains in full force and effect. No other consideration, agreements, representations, oral statements, understandings or course of conduct which are not expressly set forth in this Release should be implied or are binding. You understand and agree that this Release shall not be deemed or construed at any time or for any purposes as an admission of any liability or wrongdoing by either you or the Company. Any modification of this Release, or change to the benefits offered hereunder, must be in writing and executed in advance by you and Asyst, or else such notification will not be binding or effective.
     22. In the event that you breach any of your obligations under this Release or as otherwise imposed by contract or law, Asyst will be entitled to obtain all relief provided by law or equity.
     23. The parties agree and represent that they have not relied and do not rely upon any oral representation or statement regarding the subject matter or effect of this Release made by any other party to this Release or any party’s agents, attorneys or representatives.
I, THE UNDERSIGNED, HAVE HAD A SUFFICIENT OPPORTUNITY TO CONSIDER THIS RELEASE AND HAVE BEEN ADVISED IN WRITING THAT I MAY CONSULT WITH AN ATTORNEY CONCERNING ITS TERMS AND EFFECT PRIOR TO EXECUTING THIS RELEASE.
I, THE UNDERSIGNED, HAVE READ THIS RELEASE AND UNDERSTAND THAT I ENTER THIS RELEASE INTENDING TO AND DO WAIVE, SETTLE AND RELEASE ALL CLAIMS I HAVE OR MIGHT HAVE AGAINST THE RELEASED PARTIES TO THE FULL EXTENT PERMITTED BY LAW. I SIGN THIS RELEASE VOLUNTARILY AND KNOWINGLY.
ACKNOWLEDGED, UNDERSTOOD AND AGREED:

Date: 9/12/07	/s/ Alan S. Lowe
Alan Lowe

Asyst Technologies, Inc.
Date: 9/12/07	By:	/s/ Steve Debenham
Steve Debenham
VP, General Counsel and Secretary

ATTACHMENT 1
Confidential Information and Inventions Assignment Agreement, Agreement to Arbitrate and
Termination Certificate